VMware Announces Changes to Board of Directors

Paul Sagan, former Akamai CEO, joins VMware Board

PALO ALTO, Calif., April 7, 2014 - VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced that Paul Sagan has been elected to succeed David Goulden on the VMware board of directors. Goulden has served on the VMware board since April 2007 and currently serves as Chief Executive Officer, EMC Information Infrastructure and Chief Financial Officer, EMC Corporation. This change to the VMware board is effective immediately.

Sagan is currently a partner and XIR with General Catalyst Partners, where he focuses on investing in opportunities that capitalize on trends in cloud computing, hyper-connectivity and mobility, media, and big data. Sagan also serves as vice chairman of Akamai Technologies, Inc., which he joined as chief operating officer and employee #15 in 1998, and served as president and, finally, CEO for eight years until January 2013.  Sagan is a director of two other public companies, EMC Corporation and iRobot Corp., and several private enterprises. Previously, Sagan served as a director of Dow Jones & Company, Digitas, Inc., and Maven Networks before they were acquired.

As the former president, COO and CEO of a global technology company, Sagan brings valuable skills, experience and insight to the VMware Board of Directors. He has extensive experience with complex global organizations, an in-depth knowledge of internet-based technologies and significant business, strategic and operational experience.

“VMware continues to deliver strategic IT value and innovation to its customers worldwide,” said Paul Sagan. “I am excited to work with the VMware board and executive team to extend VMware’s value as they help customers thrive in the Mobile-Cloud era.”

“We are elated to have Paul Sagan, an accomplished business leader and industry veteran, join the VMware board of directors,” said Pat Gelsinger, CEO of VMware. “With his rich experience as CEO of Akamai and his expertise in current IT trends as a venture capitalist, as well as his service on other board of directors of public companies, he will bring invaluable counsel and insight to the VMware board and executive team.”

“We also thank David Goulden for his significant contributions to VMware board,” continued Gelsinger. “As a director over the past seven years, Goulden has provided the Board of Directors with a broad range of expertise on the various financial, marketing and business development issues facing a global organization.”

About VMware
VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2013 revenues of $5.21 billion, VMware has more than 500,000 customers and 75,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

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Contact

Joan Stone
VMware Global Communications
joanstone@vmware.com
+1 (650) 427-4436